Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Commerce One, Inc. for the registration of 12,554,431 shares of its common stock and to the incorporation by reference therein of our report dated January 27, 2003, with respect to the consolidated financial statements and financial statement schedule of Commerce One, Inc. included in the Annual Report (Form 10- K) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Walnut Creek, California

August 21, 2003